Exhibit 10.1

GLORI ENERGY INC.

(f/k/a Glori Acquisition Corp.)

DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (“Agreement”) is executed on January 12, 2015 (the “Effective Date”), by and between Glori Energy Inc., a Delaware corporation (“Company”), and Rocky Duckworth (“Director”).

WITNESSETH:

In consideration of the mutual covenants set forth herein, the parties do hereby agree as follows:

1.           Appointment as Director. Director has been elected, and hereby accepts his or her election, to the Board of Directors (“Board”) of the Company. Director will use his or her reasonable efforts to participate fully in all Board activities including Board meetings and calls, as well as meetings and calls of Board committees of which Director is a member. Director may at any time and for any reason resign from the Board. This Agreement shall not be deemed an employment contract between the Company and Director.

2.            Term. The term of this Agreement shall be from the effective date of this Agreement through the earlier of (a) Director’s resignation from the Board, (b) the conclusion of the Director’s term of service, or (c) Director’s removal from the Board. The Director’s term of service will last until his or her successor is elected, duly qualified and assumes the office of Director.

3.           Compensation. Director shall receive (i) an annual fee of $65,000 for each year (which is inclusive of compensation for Director’s role as Chairman of the Audit Committee), pro rata for each part of a year, (ii) upon the effectiveness of the Registration Statement on Form S-8 for the Glori Energy Inc. 2014 Long Term Incentive Plan (the “Plan”), an award equal to $50,000 in Restricted Stock which shall vest as of April 14, 2015 and, thereafter (iii) an annual award equal to $75,000 in Restricted Stock of the Company’s common stock, $0.0001 par value, pursuant to the Plan, pro rata for each part of a year, in each case, as adjusted from time to time in accordance with the Company's Bylaws. The annual award shall have a one-year vesting period from the date of grant. Director shall be entitled to no other compensation in consideration of his or her service as a director, except as otherwise determined by the Board.

4.            Indemnification; Insurance; and Expenses.

(a)          Director shall be indemnified pursuant to the Indemnification Agreement executed concurrently herewith between the Company and Director and pursuant to the Company's Certificate of Incorporation and Bylaws.

(b)          Reasonable business expenses, including but not limited to business travel expense (including, without limitation, the cost of attending board meetings and any meetings of committees of which Director is a member) shall be reimbursed to Director consistent with the Company’s travel and expense reimbursement policy.

(c)          The Company shall maintain directors and officers liability insurance in such amounts and coverage as shall be approved from time to time by the Board and agrees to maintain such coverage during the term of Director’s service hereunder.

5.           Confidential Information and Non-Disclosure. Director shall use all reasonable efforts to protect confidential information (“Confidential Information”) of the Company. Upon completion of Director’s term of service, Director shall use all reasonable efforts to return to Company or destroy all Confidential Information furnished by Company whether in written or electronic format.

6.           Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows]

The parties hereto have executed this contract effective the day and year first written above.

GLORI ENERGY INC.

By:	/s/ Stuart M. Page
Name: Stuart Page
Title: Chief Executive Officer

DIRECTOR:

/s/ Rocky Duckworth
Rocky Duckworth

Signature Page to Director’s Agreement